Exhibit 99.2

J.P. Morgan Securities LLC

Ciena Corporation

Ciena Commences Exchange Offer for its 2018 Convertible Notes to Add Cash Settlement Conversion Options

Existing security: 3.75% Convertible Senior Notes due 2018

Exchange consideration: a new series of 3.75% Convertible Senior Notes due 2018 plus an exchange fee of $2.50 per $1,000 principal amount

Expiration date: 12:00 midnight at the end of the day on July 28, 2017

Dealer manager: J.P. Morgan

Key terms of the new security

Settlement upon conversion: Cash, stock, or any combination

Maturity: Same as existing

Coupon: Same as existing

Conversion ratio: Same as existing

Call features: Same as existing

Put features: Same as existing

Ranking: Same as existing

Dividend protection: Same as existing

Takeover protection: Same as existing

Investors and security holders are urged to read the Tender Offer Statement, registration statement on Form S-4, prospectus and other related materials carefully before any decision is made with respect to the exchange offer. These materials contain important information about the exchange offer. The prospectus will be made available to all holders of the existing notes at no expense to them. The Tender Offer Statement (including the prospectus and all other offer documents filed with the Securities and Exchange Commission) is also available for free at the Securities and Exchange Commission’s Web site at www.sec.gov.

Copies of the prospectus and other related materials may be obtained from J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: (866) 803-9204.

A registration statement relating to the securities to be issued in the exchange offer has been filed with the Securities and Exchange Commission but has not yet become effective. Such securities may not be issued nor may the exchange offer be accepted prior to the time the registration statement becomes effective.

This notice does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities to be issued in the exchange offer in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.